As filed with the Securities and Exchange Commission on August 20, 2009

Registration No. 333-122043

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARRANT APPAREL GROUP

(Exact name of registrant as specified in its charter)

California	95-4181026
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 South Figueroa Street, Suite 2500

Los Angeles, California 90017

(323) 780-8250

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Patrick Chow

Chief Financial Officer

Tarrant Apparel Group

801 South Figueroa Street, Suite 2500

Los Angeles, California 90017

(323) 780-8250

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Copy to:

John J. McIlvery, Esq.

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, California 91403

(818) 444-4500

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting
	(Do not check if a smaller reporting company)		company ☒

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-3 (Registration No. 333-122043) (the “Registration Statement”) of Tarrant Apparel Group, a California corporation (“Tarrant”), pertaining to the registration of an aggregate of 9,216,346 shares of common stock, no par value, of Tarrant to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on January 14, 2005 and thereafter amended on April 18, 2005 and May 31, 2005.

On August 20, 2009, pursuant to an Agreement and Plan of Merger, dated as of February 26, 2009 and as subsequently amended on June 26, 2009, by and among Tarrant, Sunrise Acquisition Company, LLC, a California limited liability company (“Parent”), Sunrise Merger Company, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Gerard Guez and Todd Kay, Merger Sub merged with and into Tarrant (the “Merger”) with Tarrant as the surviving corporation of the Merger. Pursuant to the Merger, each outstanding share of common stock of Tarrant (other than shares held by in treasury, shares owned by Tarrant’s subsidiaries, Parent and Merger Sub immediately prior to the effective time of the Merger and shares held by shareholders who properly exercised dissenters’ rights under California law) was canceled and converted into the right to receive $0.85 in cash, and the separate corporate existence of Merger Sub ceased. The Merger became effective upon filing of an Agreement of Merger with the Secretary of State of the State of California on August 20, 2009 (the “Effective Time”).

As a result of the Merger, Tarrant has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Tarrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, Tarrant removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 20, 2009.

TARRANT APPAREL GROUP

By:	/s/ Patrick Chow
Patrick Chow
Chief Financial Officer, Assistant Secretary
and Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Gerard Guez Gerard Guez	Interim Chief Executive Officer and Sole Director (Principal Executive Officer)	August 20, 2009

/s/ Patrick Chow Patrick Chow	Chief Financial Officer, Assistant Secretary and Vice President (Principal Financial and Accounting Officer)	August 20, 2009

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